Exhibit 10.9

OWNER –CONTRACTOR AGREEMENT

(STIPULATED SUM AGREEMENT)

THIS AGREEMENT, is entered into as of the 12th day of December, 2025 by and between Canadian Solar US Module Manufacturing Corporation (the “Owner”) and BW Industrial Construction (the “Contractor”), for the construction of Mesquite Line Expansion Project located at 3000 Skyline Dr. Mesquite, TX 75149 (the “Project”) described in the Contract Documents listed on Exhibit A hereto. In consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the Owner and Contractor, intending to be legally bound, agree as follows:

ARTICLE 1

SCOPE DEFINITIONS AND EXHIBITS

1.1 Definitions.

1.1.1 Not Used.

1.1.2 “Affiliate” or “Affiliated Entity” of a specified Person mean any entity, corporation, partnership, limited liability company, sole proprietorship or other Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person. For purposes of this definition, the term “Person” means: (1) an individual, sole proprietorship, corporation, limited liability company, partnership, joint venture, joint stock company, estate, trust, limited liability association, unincorporated association or other entity or organization; (2) any federal, state, county or municipal government (or any bureau, department, agency or instrumentality thereof); and (3) any fiduciary acting in such capacity on behalf of any of the foregoing.

1.1.3 “Agreement” means this Agreement between Owner and Contractor, including all schedules, exhibits, attachments and other documents annexed hereto and made part hereof or incorporated herein by reference, as well as any addenda hereto or modifications hereof made and entered into as provided herein.

1.1.4 “Application for Payment” has the meaning ascribed to it in Paragraph 4.7.

1.1.5 “Applicable Law” means all federal, state and local statutes, ordinances, codes, rules and regulations that may apply to the Work, the parties or the Project.

1.1.6 “Architect” means that certain person or entity designated from time to time by the Owner as the Architect by written notice delivered to the Contractor as herein provided. As of the date of this Agreement, the Architect is JFE Engineering LLC. If the person or entity so identified is an engineer, for purposes of site work or other discrete portions of the Work, then the term Architect as used in this Agreement shall be construed to mean engineer.

1.1.7 “Completion Dates” means the Substantial Completion Date and any other Milestone Dates set forth in Section 3.1.

1.1.8 “Contract Documents” means this Agreement, the Drawings, the Specifications, all documents incorporated by reference into any of the foregoing documents, and all other documents, if any, set forth in the Schedule of Contract Documents attached hereto as Exhibit A.

1.1.9 “Contractor’s Fee” has the meaning ascribed to it in Paragraph 4.1.

1.1.10 “Contractor’s Representative” is the person designated from time to time by the Contractor as its representative in a notice delivered to the Owner as herein provided. The Contractor’s Representative shall be authorized to represent the Contractor in all matters regarding this Agreement and the Project. As of the date of the Agreement, the Contractor’s Representative is Gary Macha.

1.1.11 “Drawings” means, collectively, (i) the drawings listed in Exhibit A, (ii) such additional plats, drawings, profiles, typical cross-sections, general cross-sections, working drawings and supplemental drawings concerning the Work as may hereafter be issued and approved by the Owner’s Representative, and (iii) such amendments to any of the foregoing documents as may be issued and approved by the Owner’s Representative.

1.1.12 “Indemnitees” means the Owner identified herein and its Affiliates, the Lender(s), and each of their respective directors, officers, board members, shareholders, members, partners, employees and agents.

1.1.13 “Lender” means any Person providing financing for the Project.

1.1.14 “Milestone” means certain identified requirements for completing specific portions of the Work. Milestones and corresponding Milestone dates, if any, are identified in Section 3.1.

1.1.15 “Milestone Date” means the date (if any) specified in Section 3.1 for completing a specified Milestone.

1.1.16 “Owner’s Construction Manager” has the meaning ascribed to it in Paragraph 6.6.1.

1.1.17 “Owner’s Representative(s)” is the person designated from time to time by the Owner as its representative. The Owner’s Representative shall be authorized to represent the Owner in all matters regarding this Agreement and the Project. As of the date of the Agreement, the Owner’s Representative(s) are Rusty Schmidt and Xunhao Zhuo.

1.1.18 “Project Schedule” shall have the meaning ascribed to it in Paragraph 6.1.

1.1.19 “Punch List” means (unless otherwise defined in this Agreement) a list prepared by the Contractor for the Owner and Architect’s review and approval, containing minor incomplete or defective items to be completed or corrected by the Contractor in accordance with the Contract Documents, and which otherwise do not have a material impact on the use or operation of the Project.

1.1.20 “Schedule of Values” has the meaning ascribed to it in Paragraph 4.6.

1.1.21 “Specifications” means the specifications listed in Exhibit A and all additions thereto hereafter issued by the Architect and approved by the Owner.

1.1.22 “Subcontractors” means those persons or other entities which contract directly with Contractor to furnish any portion of the Work, including suppliers.

1.1.23 “Sub-subcontractor” means a person or entity at any tier who has a direct or indirect contract with a Subcontractor to perform any of the Work at the site, including suppliers.

1.1.24 “Substantial Completion” has the meaning ascribed to it in Paragraph 3.2.

1.1.25 “Substantial Completion Date” is the date identified for Substantial Completion of the Work or a portion thereof as set forth in this Agreement.

1.2 Exhibits. The following Exhibits attached hereto are part of this Agreement:

1.2.1 Exhibit A – Schedule of Drawings, Specifications, and other Contract Documents

1.2.2 Exhibit B – Not Used, Reserved

1.2.3 Exhibit C – Interim Lien Waiver and Payment Affidavit

1.2.4 Exhibit D – Final Lien Waiver and Payment Affidavit

1.2.5 Exhibit E – Change Order

1.2.6 Exhibit F – Construction Change Directive

1.2.7 Exhibit G – Insurance

1.2.8 Exhibit H – Schedule of Values

1.2.9 Exhibit I – Project Schedule

1.2.10 Exhibit J – Not Used, Reserved

1.2.11 Exhibit K – Owner Furnished Contractor Installed Equipment

ARTICLE 2

THE WORK

2.1 Performance of the Work. Contractor agrees to furnish all supervision, labor, materials, tools, equipment, supplies, and services, and shall perform all other acts and supply all other things necessary to perform the work described in the Contract Documents, including all work expressly specified therein and all such additional work as may be reasonably inferable therefrom, saving only those items of work as are specifically stated in the Contract Documents not to be the obligations of the Contractor (the “Work”). The Contractor warrants and represents that the Contractor’s Qualifications and Exclusions attached as Exhibit B includes any and all qualifications of the Contractor as to the scope of Work required hereunder.

2.2 The Project. The Work may constitute the whole or part of any work on the Project. Contractor acknowledges that Owner may complete any work on the Project, outside the scope of Contractor’s Work, with other contractors.

ARTICLE 3

CONTRACT TIME

3.1 Commencement and Completion of the Work. The Contractor shall commence the Work upon a written notice to proceed by the Owner and shall continue to diligently perform the Work thereafter. The Contractor shall achieve Substantial Completion of the Work on or before April 20, 2026 shall achieve Final Completion (as defined below) on or before May 22, 2026, and shall achieve any Milestones by the Milestones Dates (if any) identified below.

3.2 Definition of Substantial Completion. Substantial Completion is the stage in the progress of the Work (or designated portion thereof) when the Contractor has completed all Work in accordance with the Contract Documents and the Work can be used for its intended purposes, except for Punch List Work. The project schedule shall include, without limitation, the Contractor’s commitment to timely complete the following tasks necessary for Substantial Completion of the Work: commissioning of facility equipment such as RTUs, process cooling water systems, and air compressors, to avoid situations where only power to production line equipment is delivered but environmental temperature, humidity, or other facility systems cannot be provided within the required timeframe, which could cause production losses or commissioning delays (“Critical Tasks”). Without limitation of Contractor’s other duties under this Agreement, Contractor’s failure to timely accomplish any one of the Critical Tasks in accordance with the Contract Documents will delay Contractor’s achievement of Substantial Completion. In addition, the Work will not be considered suitable for Substantial Completion review until all required governmental inspections and certifications have been made and posted, and a certificate of occupancy/completion (or its equivalent in the jurisdiction where the Project is located) is obtained. As a further condition of Substantial Completion acceptance, the Contractor shall certify that all remaining Work will be completed within thirty (30) consecutive calendar days following the Substantial Completion Date unless mutually agreed otherwise by Owner and Contractor.

3.3 Delays. Time is of the essence in the performance of this Agreement. The Contractor shall take all necessary actions required to remedy any delay due to the fault of the Contractor or anyone working under Contractor, including, without limitation, providing additional forces to perform the Work, or working overtime at the Contractor’s expense. If the Contractor does not complete the Work by the required Completion Dates specified in this Agreement, as may be modified by Change Order, then the Contractor shall be liable for liquidated damages as set forth below. With respect to the damages suffered by Owner as a result of any delay in completion of the Work (which damages are certain to be incurred, but which are difficult, if not impossible, to quantify), the parties agree that the Contractor shall be assessed as liquidated damages, and not as a penalty, the following (if there are multiple milestones/dates, the liquidated damages may be assessed cumulatively):

$2000 per calendar day of delay until Substantial Completion is achieved

The Contractor acknowledges and agrees that the liquidated damages set forth above are merely intended to cover the Owner’s damages arising out of delay, and not damages arising out of any other failure to perform or negligence on the part of the Contractor.

3.4 Survival of Obligations. The terms of this Article shall survive any termination or breach of this Agreement and shall remain in effect so long as the parties are entitled to protection of their rights under Applicable Law.

ARTICLE 4

FEES AND PAYMENT

4.1 Contract Sum. In return for the Contractor’s timely and proper performance of all Work, Owner shall pay Contractor the stipulated sum amount of $11,489,000.00 in accordance with the terms of this Agreement, subject to additions and deletions as provided for in this Agreement (the “Contract Sum”). The Parties acknowledge that the Owner has previously issued a Limited Authorization to Proceed dated November 24, 2025 (“LAP”) to the Contractor, which governs the procurement, funding, and payment terms for materials, equipment, and other items authorized under the LAP. Owner and Contractor understand and agree that the Contract Sum of this Agreement is inclusive of Contractor’s compensation under the LAP. Any adjustments to the Contract Sum shall be by Change Order pursuant to the provisions of Article 7. Owner agrees to pay to Contractor, as part of the Contract Sum, a fee for the performance of the Work (the “Contractor’s Fee”), which is intended to cover the Contractor’s profit and general overhead costs. The Contractor’s Fee shall be separately itemized on the Schedule of Values.

4.2 Adjustment of Contractor’s Fee. For changes in the Work not governed by unit prices, the Contractor’s Fee shall be increased or decreased (as the case may be) by an amount equal to three percent (3%) of the actual cost to Contractor of any changed Work performed by the Contractor’s forces. There shall be no automatic markup for general conditions costs in any Change Order, as any actual general conditions costs are to be itemized as part of any proposed Change Order, if required by the change in the Work. For changes in the Work, a Subcontractor shall be limited to a markup of ten percent (10%) to cover all fee and general conditions costs if the Work is performed by the Subcontractor’s forces, and five percent (5%) if performed by a Sub-subcontractor.

4.3 Unit Prices. A Unit Price Schedule may be attached to this Agreement as an Exhibit or may be developed by the Contractor and approved by the Owner after the date of execution of this Agreement pursuant to a Change Order. All unit prices established pursuant to this Agreement shall include the cost of all labor, materials, equipment and services necessary to perform the work described in the unit cost, and shall also include all fee, profit, overhead and general conditions costs of the Contractor and any Subcontractor or supplier performing the work described in the unit price.

4.4 Allowances. The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents. Items covered by these allowances shall be supplied for such amounts and by such persons as the Owner may direct, but the Contractor will not be required to employ persons against whom it makes a reasonable objection. Unless otherwise provided in the Contract Documents:

4.4.1 materials and equipment under an allowance shall be selected by the Owner so as to avoid unreasonable delay in the Work;

4.4.2 an allowance shall cover the cost to the Contractor of materials and equipment delivered at the Project site and all required taxes, less applicable trade discounts;

4.4.3 the Contractor’s costs for unloading and handling at the Project site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included elsewhere in the Contract Sum, and not in the allowances;

4.4.4 whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect the difference between actual costs and the allowances listed in the Contract Documents. The Contractor shall give notice of all potential Change Order claims for increases in allowance amounts in accordance with any notice of claim requirements in the Contract Documents.

4.5 Pricing Scope. The Contractor shall provide and pay for, and the Contract Sum (including additions thereto as provided by this Agreement) shall be deemed to include all Work performed under this Agreement, including all labor, fringe benefits, materials, equipment, services, supervision, site and home office overhead, tools, machinery, water, heat, utilities, transportation, storage, license and permit fees, profits, taxes (including sales, use, local, state or other taxes imposed by any taxing authority) or charges, and all other costs and services required by or reasonably inferable from the Contract Documents for the completion of the Work contemplated by this Agreement.

4.6 Schedule of Values. The “Schedule of Values” means a schedule, prepared by the Contractor and approved by the Owner’s Representative, allocating the entire Contract Sum among the various portions of the Work, and including the Contractor’s Fee as a single separate item. The Schedule of Values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner’s Representative or Owner’s Lender(s) may require and shall be used as a basis for reviewing the Contractor’s Applications for Payment. A Schedule of Values is attached as Exhibit H and shall be used as a basis for reviewing the Contractor’s Applications for Payment.

4.7 Applications for Payment. Contractor shall furnish to Owner (and, if directed by the Owner, Contractor shall furnish a copy to the Architect) monthly applications for payment in such form as may be approved by the Owner not later than the 30th day of the month (“Application for Payment”). Detailed support and explanation for each Application for Payment shall be provided, as required by Owner. Each Application for Payment shall be based upon the most recent Schedule of Values approved by the Owner and shall show the percentage of completion applicable to each portion of the Work, as of the end of the period covered by the Application for Payment. Each Application for Payment shall be accompanied by a signed and completed progress report, in a form to be approved by the Owner, for the period covered by the Application for Payment. All Applications for Payment, and payment amounts thereunder, are subject to approval by the Owner’s lender. As a condition precedent to payment, the Contractor shall furnish interim lien waivers and payment affidavits on the form attached as Exhibit C, executed by Contractor and each Subcontractor and every other person or entity entitled to assert a lien or claim against the Project. Within thirty-five (35) days after the Contractor has furnished the Owner (and Architect, if required) with a complete and accurate Application for Payment as provided by this Agreement, the Owner shall make payment to the Contractor.

4.8 Payments.

4.8.1 The amount of each progress payment shall include: (i) that portion of the Contract Sum properly allocable to completed Work; and (ii) that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction, or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

4.8.2 The amount of each progress payment shall be reduced by: (i) the aggregate of any amounts previously paid by the Owner; (ii) amounts, if any, for which the Owner has withheld approval for payment to the Contractor for reasons which are the fault of the Subcontractor.

4.9 Right to Withhold Approval. The Owner may refuse to make any payment to the Contractor to the extent that the Owner deems it necessary or desirable to protect itself against loss or damage due to:

4.9.1 defective work not remedied;

4.9.2 third-party claims, notices of intent to lien, liens, notice of lien on funds, stop notices or similar claims, or reasonable evidence indicating probable filing of such claims or liens;

4.9.3 failure of the Contractor to make payments properly to Subcontractors or for labor, material or equipment;

4.9.4 reasonable evidence that the Work cannot be competed for the unpaid balance of the Contract Sum;

4.9.5 reasonable evidence that the Work will not be completed by the required completion dates specified herein;

4.9.6 persistent failure to prosecute or carry out the Work, or unsatisfactory supervision of the Work by the Contractor;

4.9.7 damage to the Owner or another Contractor; or

4.9.8 accrued liquidated damages (if applicable under this Agreement).

Owner reserves the right to issue joint checks to Contractor and Subcontractors and suppliers as may be necessary to protect Owner’s interests.

4.10 Retainage. Owner shall be entitled to retain ten percent (10%) of each monthly payment to Contractor; provided that Owner may, in its sole discretion, release retention as to Subcontractors who have completed their work prior to Substantial Completion, except as otherwise provided herein. Upon achieving Substantial Completion of the Work, the Owner shall continue to hold until Final Completion of the Work (including Punch List Work) the greater of 10% of the Contract Sum or 200% of the Owner’s estimate of the value of the Punch List Work and all other amounts that the Owner is entitled to withhold under the Contract Documents. Retainage, as provided by the foregoing sentence, shall be paid thirty (30) days after the Contractor has achieved Final Completion. The foregoing is intended to comply with Section 53.101 of the Tex. Prop. Code. In no event shall the Owner be required to disburse any funds on account of retainage prior to the time such sums are payable pursuant to this Section 4.10; provided, that after such time the Owner will reasonably cooperate with the Contractor to disburse retainage.

4.11 Final Payment and Final Completion. Final payment shall be due thirty- (30) days after the following conditions precedent have been satisfied (“Final Completion”): (a) all Work (including Punch List Work and incomplete items) is complete in accordance with the Contract Documents; and (b) the Contractor has delivered the following to the Owner:

4.11.1 final Application for Payment, executed and completed as required herein;

4.11.2 a signed and notarized affidavit from the Contractor, attesting that all payrolls, bills for materials, labor, services and equipment, and other indebtedness connected with the Work, have been paid in full or otherwise satisfied;

4.11.3 notarized final lien waivers and payment affidavits in the form set forth in Exhibit D executed by Contractor and each Subcontractor, Sub-subcontractor, supplier and every other person or entity entitled to assert a lien or claim against the Project;

4.11.4 consent of sureties, if any, to final payment;

4.11.5 a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner;

4.11.6 the issuance of a permanent certificate of occupancy for the Project and any other permits, licenses or approvals required by the Contract Documents, unless the issuance of such permanent certificate of occupancy or other permit, license or approval shall be withheld or delayed due to no fault of the Contractor or anyone working under Contractor; and

4.11.7 submittal of any and all as-built documents, training or operation manuals, warranties, guarantees, attic stock, record drawings, test and balance reports, and any other closeout documents or items required by the Contract Documents.

The making of final payment shall not constitute a waiver of any claims or rights by Owner.

ARTICLE 5

CONTRACT ADMINISTRATION

5.1 Owner’s Representative. The “Owner’s Representative(s)” for this Project are set forth below, and the Contractor acknowledges that only such individuals shall be authorized to make any changes to the Work on behalf of the Owner, as provided in this Agreement. As of the date of this Agreement, the Owner’s Representative(s) are Rusty Schmidt and Xunhao Zhuo.

5.2 Contractor’s Representative. The “Contractor’s Representative” is the person designated from time to time by the Contractor as its representative in a notice delivered to the Owner as herein provided. The Contractor’s Representative shall be authorized to represent the Contractor in all matters regarding this Agreement and the Project. As of the date of this Agreement, the Contractor’s Representative is Gary Macha .

5.3 Architect. The Owner may delegate to the Architect some of its rights or responsibilities in this Agreement. However, in no event will the Architect have authority to make any modification to this Agreement or otherwise obligate the Owner to any adjustment in the Contract Sum or extension of the completion dates required herein. The authority of the Architect shall be limited to the provisions of this Agreement and any additional delegation of authority shall be provided in writing by the Owner.

5.4 No Oral Waiver. The provisions of this Agreement cannot be amended, modified, or waived except by a written Change Order signed by the Owner. The Contractor acknowledges that no one has authority to waive orally, or otherwise release, any duty or obligation arising out of this Agreement. Any waiver, approval or consent granted in writing as provided herein shall not relieve Contractor of the obligation to obtain future waivers, approvals or consents. The parties acknowledge that no course of conduct or dealing between the parties shall serve as a basis for any variation of the requirements of this Agreement, including and in particular the requirements of Article 7.

5.5 Site Conditions And Requirements. The Contractor represents that it has carefully examined and understands all Contract Documents and requirements pertinent to the Work; that it has adequately investigated the nature and conditions of the Project site and locality; that it has familiarized itself with all conditions affecting the difficulty of the Work; and that it has entered into this Agreement based upon its own examination, investigation and evaluation, and not in reliance on any opinions or representations of the Owner.

5.6 Site Agreement. If requested by the Owner, the Contractor will prepare for the Owner’s review and the Contractor’s use a plan for efficient and effective use of the Project site (taking into account access, parking, staging and storage including lay down space, ongoing operations of the Owner, usage of cranes, etc.). Once approved by the Owner this plan must be approved by the authority having jurisdiction over the Project (if required). The Contractor will maintain approved staging, storage, and lay down areas in a neat, orderly condition, providing appropriate safeguards, and restoring such areas to their original condition. Security of all materials, equipment and tools, and the risk of loss associated therewith, are the sole responsibility of the Contractor. In addition, it will be the Contractor’s responsibility to assist the Owner in obtaining agreements from adjacent landowners where necessary for the construction of the Project (including but not limited to approvals necessary for operation of a tower crane if required).

5.7 Occupied Building Issues. As part of the site agreement referenced in the preceding paragraph, and otherwise, the Contractor shall account for the circumstances surrounding any occupied areas of the Project or site, including access, signage, safety, deliveries, utility interruption, hours of construction and other similar matters that may affect the Work. The Contractor shall comply with all building codes and regulations as they may affect the Work, and the reasonable directions of any building managers.

5.8 Use Prior to Completion. The Contractor shall allow the Owner to take possession of and use any portion of the Project prior to Final Completion. Such possession and use, as well as any payment made by Owner, shall not evidence the completion or acceptability of any Work provided by the Contractor.

ARTICLE 6

PROJECT SCHEDULE AND SUPERVISION

6.1 Project Schedule. If not attached as an exhibit to the Agreement, the Contractor, promptly after being awarded the Contract, shall submit for the Owner’s approval a Contractor’s construction schedule for the Work in critical path format. Attached to this Agreement as an Exhibit I is a list of milestone dates, to be incorporated into the Project’s critical path schedule, showing the relative times for performance of all significant tasks included in the Work by the Contractor and the Subcontractors, and generally providing for expeditious and practicable execution of the Work. Upon being provided by Contractor to Owner, the schedule, and any revisions thereto as approved by the Owner, shall be referred to herein as the “Project Schedule,” and Contractor shall perform the Work pursuant to the approved Project Schedule. Contractor shall include in the Project Schedule an adequate number of days to compensate for customary adverse weather conditions based on the monthly averages for the ten (10) year period preceding the execution of this Agreement as reported by the National Oceanic & Atmosphere Administration (NOAA) for the Project location. No extensions of time will be granted because of days lost to adverse weather conditions except as permitted by Paragraphs 6.2 and 6.3. Contractor shall monitor the progress of the Work and promptly advise the owner of delays and provide the Owner and Architect with timely reports as to the current status of, and deviations from, the Project Schedule, the causes of any such deviations, and the corrective action that has been taken or will be taken to correct such deviations. Such reports shall be updated every forty-five (45) days at a minimum and submitted with the Contractor’s Application for Payment. The Project Schedule and any revisions thereto are not Contract Documents, and any interim approvals of the Project Schedule shall not serve to modify any Completion Dates required by the Contract Documents, which may only be modified by a written Change Order signed by both parties.

6.2 Extensions of Time. If the critical path activities of the Work are delayed at any time by an act or neglect of the Owner or Architect, or of an employee of either, or of a separate contractor employed by the Owner, or by changes ordered in the Work, as reflected in Change Orders approved by the Owner that provide for the Contract Time to be extended, or by economic industry-wide strikes, unavoidable casualties, armed conflict (with or without declaration of war) involving the United States of America or other causes beyond the Contractor’s control, and which could not have been anticipated by it, then Contractor’s sole remedy shall be an equitable extension to the Completion Dates pursuant to Change Order. In the event of delay to the critical path activities of the Work caused by the Owner, the Architect, or the employees or agents of either, the Contractor shall also be entitled to an equitable adjustment in the Contract Sum only for those additional field overhead costs actually incurred as a result of delay to the critical path activities of the Work, and no other damages or costs of any kind, including indirect (e.g., home office overhead costs), incidental, or consequential damages.

6.3 Adverse Weather Conditions. If adverse weather conditions are the basis for a claim for additional time, such claim shall be documented by data substantiating that weather conditions were abnormal for the time period, pursuant to the NOAA averages as set forth in Paragraph 6.1 above and could not have been reasonably anticipated and that weather conditions had an adverse effect on the critical path activities of the Work.

6.4 Supervision of Work. The Contractor shall supervise and direct the Work, using its best skill and attention and shall be responsible for the performance of all Subcontractors and suppliers. The Contractor shall be solely responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all aspects of the Work, including security measures at the Project site with respect to the Work. The Contractor shall be responsible for the acts and omissions of its employees, Subcontractors, suppliers, their agents and employees, and other persons or entities performing any portion of the Work. The Contractor shall employ and furnish a qualified, full-time project manager and/or superintendent and necessary assistants to be on the Project site during progress of the Work. The project manager / superintendent shall be satisfactory to the Owner, and the Owner shall have the right to require the Contractor to dismiss from the Project any project manager or superintendent whose performance is not satisfactory to the Owner, and to replace them with a project manager or superintendent satisfactory to the Owner. Neither the Owner nor the Project Manager or Architect shall be responsible for the supervision, coordination or inspection of the Contractor’s Work.

6.5 Labor Harmony. The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Work and shall not permit employment of unfit persons or persons not skilled in tasks assigned to them. If Work is to be performed by trade unions, the Contractor shall make all necessary arrangements to reconcile (without delay, damage or costs to the Owner) any conflict created by any labor conflict, strike, stoppage or disturbance, and the Contract Sum and Completion Dates shall not be subject to adjustment due to cost incurred by the Contractor or delays in the Work arising from the Contractor’s or any Subcontractor’s or supplier’s use of any non-union trade in the performance of the Work, and the Contractor shall bear all costs associated with responding to any resulting union action.

6.6 Coordination Among Contractors.

6.6.1 The Contractor agrees that the Owner has engaged FCL Builders Texas LLC to act as Owner’s construction manager (“Owner’s Construction Manager”). The Contractor acknowledges that, notwithstanding anything set forth to the contrary in Section 5.1, Owner’s Construction Manager shall be authorized to represent the Owner in all matters regarding this Agreement and the Project other than making any changes to the Work that increase the Contract Sum or Contract Time. Contractor agrees to coordinate the performance of its Work with the Construction Manager. The Contractor shall make any revisions to the Project Schedule deemed necessary by the Construction Manager. Subject to this Article 6, the Project Schedule shall then constitute the schedules to be used by the Contractor until subsequently revised.

6.6.2 Contractor agrees to coordinate its Work with that of the Owner, the Owner’s Construction Manager, or other contractors which may be retained by the Owner in connection with the Project, so as to avoid interference or conflicts with the others’ work and to not delay the Project or other work of the Owner. The Contractor shall participate in the preparation of coordinated drawings in areas of congestion, if requested by the Owner or Owner’s Construction Manager. Should the Contractor cause damage to the work or property of another contractor, or should the Contractor’s property or services be damaged, disrupted, delayed or interfered with by such other contractors, then the Contractor shall look solely to the responsible contractor for all damages thereby incurred. In no event shall the Contractor seek to recover from the Owner any costs, expenses or losses incurred by the Contractor as a result of any damage to the Work or property of the Contractor, or as a result of any delay, disruption or interference, caused or allegedly caused, by any separate contractor.

ARTICLE 7

CHANGES AND CLAIMS

7.1 Change Orders. A Change Order is a written order to the Contractor signed by the Owner and accepted by the Contractor, issued after execution of the Agreement, authorizing a change in the Work or an adjustment in the Contract Sum or the Completion Dates specified in the Contract Documents. All such changes and/or adjustments shall only be made by written and executed Change Orders in the form attached as Exhibit E, and no alteration of, or addition to, that form shall be permitted, except as authorized by Owner. The Owner’s Representative(s) is the only person authorized on behalf of the Owner to issue Change Orders. Contractor shall not be entitled to any reimbursement for additional costs incurred due to any alleged extra or changed work unless a Change Order, or a Construction Change Directive (in the event the Owner and Contractor disagree as to the appropriate amount of a proposed Change Order) in the form attached as Exhibit F shall first have been signed and issued by the Owner (or the Owner’s Representative, subject to the limits of authority as set forth herein). If the Contractor proceeds with any extra or changed work without a signed Change Order or Construction Change Directive (even if verbal approval has been obtained), Contractor shall be deemed to have waived any claim based upon such extra or changed work. No course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions, and no claim that the Owner has been unjustly enriched by any alteration or addition to the Work not properly approved hereunder, shall be the basis of any claim for an increase in any amount due to the Contractor or for a change in the Completion Dates.

7.2 Owner May Order Changes in the Work. The Owner, without invalidating the Agreement, may order changes in the Work within the general scope of the Agreement, consisting of additions, deletions, or other revisions, and the Contract Sum and/or Completion Dates shall be adjusted accordingly. All such changes in the Work shall be authorized by Change Order or Construction Change Directive. The Architect has no authority, over its individual signature, to authorize any additional or changed Work that would require an increase in the Contract Sum or an extension of the Completion Dates. Upon receipt of a Change Order or Construction Change Directive, the Contractor shall promptly proceed with the change, even if there are adjustments to the Contract Sum or Completion Dates that are disputed.

7.3 Adjustments in Price. With respect to any additions to the Work made by a Change Order, any applicable unit prices shall be applied for purposes of calculating adjustments to the Contract Sum, and those unit prices shall be deemed to include all Contractor mark-ups, including job site and home office overhead, profit, general conditions costs, and any other direct or indirect costs of the changed Work. In the event there is no unit price which corresponds to the change, then the parties shall attempt to mutually agree upon the value of the change. Absent such an agreement, the adjustment in the Contract Sum shall be limited to the following:

7.3.1 the net, direct cost of additional materials or equipment necessary;

7.3.2 the net additional sales or other taxes paid on additional materials or equipment, if properly documented;

7.3.3 the net cost of additional jobsite labor required by the change, but limited to the actual cost of such additional labor, plus social security, old age, workman’s compensation and unemployment insurance and fringe benefits required by law or agreement;

7.3.4 the actual rental paid on necessary equipment rented from an unaffiliated firm, but excluding hand tools;

7.3.5 the net addition to any bond premium, insurance premium (as allowed by this Agreement), permit fee or similar tax related to the Work and caused by the change;

7.3.6 reimbursement for any reasonable Subcontractor mark-up, to the extent that the change represents Work performed by the Subcontractor, provided no Subcontractor will be entitled to any mark-up, including overhead or profit, which exceeds ten percent (10%) of its net additional costs as defined herein with respect to Work performed by the Subcontractor, or five percent (5%) of its net additional costs as defined herein with respect to Work performed by lower tier subcontractors or suppliers; and

7.3.7 the Contractor’s Fee shall be adjusted as provided in Paragraph 4.2.

When both additions and credits are involved in any one Change Order, the Contractor’s Fee shall be figured on the basis of the net change, if any, in the Contract Sum. With respect to any changed Work which, according to the Contractor, should not be governed by unit prices, the Contractor shall notify the Owner in writing of its position prior to proceeding with such Work. In that event, the Contractor shall separately document and account for costs incurred by the Contractor in connection with the changed Work, and shall submit its cost summaries to the Owner on a weekly basis following its start of the changed Work. All costs incurred pursuant to a Change Order shall be subject to audit by the Owner.

7.4 Change Order Effect. Each Change Order constitutes a full and complete settlement for all costs (direct or indirect) and schedule extensions that are associated with the scope of the Work identified within a Change Order and shall constitute an accord and satisfaction of all effects of the change upon any and all aspects of the Work. Once a Change Order has been executed by the parties, Contractor expressly waives all rights to make a claim or to take any other action or proceeding for any other consequence associated with or related to such Change Order, whether the consequences result directly or indirectly from the Change Order. However, for avoidance of doubt, nothing in this paragraph shall preclude subsequent claims by the Owner for defective Work relating to items covered by any Change Order.

7.5 Concealed Conditions. Subject to the provisions of Paragraph 5.5, should concealed conditions be encountered in the performance of the Work below the surface of the ground which Contractor would be unable to ascertain upon a reasonable visual inspection of existing conditions, or should concealed or unknown conditions in an existing structure be at variance with the conditions indicated by the Contract Documents, or should unknown physical conditions below the surface of the ground or concealed or unknown conditions in an existing structure of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement, be encountered, the Completion Dates shall be equitably adjusted by Change Order, subject to the notice of claim and claim procedures contained in this Agreement.

7.6 Notice of Claims. If the Contractor wishes to make a claim for an increase in the Contract Sum, or for an extension of the Completion Dates, the Contractor must notify the Owner in writing of such claim not later than ten (10) days after the first occurrence of the event giving rise to the claim. Claims with backup documentation shall be submitted within thirty (30) days of the notice required above. Failure to give such notice as required herein shall constitute a waiver of the claim. The Contractor acknowledges and agrees that the Owner can only waive the requirements of this Paragraph in writing and that it cannot rely on any oral statement of the Owner to the contrary. For purposes of this Paragraph, notice of claims shall be provided to the Owner as required by the notice provision of this Agreement, and notice of claims provided by other means, such as by meeting minutes, shall not constitute sufficient notice.

7.7 Contract Performance. During the pendency of any dispute, claim or proceeding arising out of or related to the Work, the Contractor shall proceed diligently with performance of the Work. The Contractor’s failure to diligently pursue and timely perform its Work as required herein shall constitute a material breach of this Agreement.

7.8 Subcontractor/Supplier Lien Claims. The Contractor shall indemnify, hold harmless (including attorney’s fees and legal expenses) and defend the Owner and the Indemnitees from and against any assertion of lien claims by Subcontractors, Sub-subcontractors, material or equipment suppliers and against any assertion of security interests by suppliers of goods or materials. The Contractor shall bond off or otherwise discharge any lien filed against the Project or asserted against the Indemnitees within ten (10) days of written demand by the Owner, whether or not the Contractor believes the claim is valid. If allowed or required by the state where the Project is located, the Contractor shall file (and post, as applicable) an affidavit of commencement, or similar notice, in accordance with applicable statutes, including, but not limited to, Texas Property Code § 53.124, to protect the Project and Owner against liens. The Contractor shall comply with all notice requirements in connection therewith, promptly notify the Owner of any notices received from subcontractors or suppliers with respect thereto, and provide copies of such notice to the Owner. The Contractor shall, as part of each monthly Application for Payment, furnish the Owner with a copy of all notices received from Subcontractors or Sub-subcontractors in response to said affidavit of commencement or similar notice.

7.9 Mediation. The parties shall endeavor to resolve claims, disputes, or other matters in controversy arising out of or related to the Agreement by mediation which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Agreement, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of binding dispute resolution proceedings but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of sixty (60) days from the date of filing, unless stayed for a longer period by agreement of the parties or court order. If an arbitration proceeding is stayed pursuant to this Section 7.9, the parties may nonetheless proceed to the selection of the arbitrator(s) and agree upon a schedule for later proceedings. The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place Dallas County, Texas, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction.

7.10 Arbitration.

7.10.1 Any claim subject to, but not resolved by, mediation shall be subject to arbitration which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of the Agreement. A demand for arbitration shall be made in writing, delivered to the other party to this Agreement, and filed with the person or entity administering the arbitration. The party filing a notice of demand for arbitration must assert in the demand all claims then known to that party on which arbitration is permitted to be demanded. Each party hereby agrees that jurisdiction and venue for any dispute resolution procedure hereunder, whether judicial or arbitration, shall be in Dallas County, Texas.

7.10.2 A demand for arbitration shall be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when the institution of legal or equitable proceedings based on the claim would be barred by the applicable statute of limitations or statute of repose. For statute of limitations or statute of repose purposes, receipt of a written demand for arbitration by the person or entity administering the arbitration shall constitute the institution of legal or equitable proceedings based on the claim.

7.10.3 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction. The foregoing agreement to arbitrate, and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement, shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

ARTICLE 8

SUBCONTRACTORS

8.1 Subcontractor/Supplier Identification and Substitutions. Prior to contracting with Subcontractors and suppliers, the Contractor shall furnish to Owner a complete list of all proposed Subcontractors and major suppliers, who shall not be permitted to perform any part of the Contractor’s Work without the Owner’s written consent, which shall not be unreasonably withheld. The Work provided by a Subcontractor or supplier may not be assigned, encumbered or further subcontracted without the Owner’s prior written consent. Contractor shall not subcontract any of the Work to a Contractor-affiliated entity without the Owner’s prior written consent.

8.2 Subcontractor/Supplier Agreement. All Subcontractor and supply contracts shall be in writing, subject to the Owner’s reasonable approval, furnished promptly to the Owner upon request, and require the Subcontractor’s Work to be performed in accordance with the requirements of the Contract Documents. The Owner’s approval of any proposed Subcontractor or supplier creates no representation that they are competent or able to perform the scope of Work, nor does it create contractual privity between the Owner and such Subcontractor or supplier. The Contractor agrees that it is fully responsible for the acts and omissions of its Subcontractors, Sub-subcontractors, suppliers and employees and of persons either directly or indirectly employed by them.

8.3 Contingent Assignment Of Subcontracts. Each subcontract and supply agreement for a portion of the Work hereunder are assigned by the Contractor to the Owner, provided such assignment shall be effective if, and only if, the Agreement is terminated for cause pursuant to Article 10, and then only as to those agreements the Owner accepts by notifying the Subcontractor or supplier in writing. The Owner’s election to accept such an assignment shall not relieve the Contractor of any liability to the Subcontractor or supplier incurred before the assignment date, and the Owner shall not be responsible for any such pre-assignment liability.

ARTICLE 9

QUALITY AND PERFORMANCE OF WORK

9.1 Warranty. Contractor warrants to Owner that all materials and equipment furnished shall be new unless otherwise specified in the Contract Documents, and that all Work, materials and equipment furnished under the Contract Documents shall be of good quality, free from faults and defects and in conformance with the Contract Documents. All Work, materials and equipment not conforming to these standards will be considered defective and shall be remedied by the Contractor, at its sole expense. The Contractor further warrants that upon submittal of an Application for Payment, all Work performed during any prior payment period shall have been paid for, or otherwise satisfied by the Contractor, and the Work is therefore free and clear of liens, claims, security interests or encumbrances in favor of the Contractor or any third-party claiming by or through the Contractor. This Paragraph shall not be deemed to limit any warranties otherwise required by the Agreement or available to the Owner.

9.2 Correction of Work. In addition to (and without limiting) the warranties in the preceding paragraph, or any other warranties under this Agreement or otherwise available to the Owner, the Contractor shall promptly make good, without cost to Owner, any and all defects that appear within a period of one (1) year from the date of Substantial Completion. If the Contractor fails to correct such Work, the Owner may correct the Work, and the Contractor shall be responsible for any costs incurred by the Owner, including all reasonable attorneys’ fees. This warranty obligation is cumulative and shall not serve to exclude or limit other remedies of the Owner under the Agreement or Applicable Law or change applicable statutes of limitation.

9.3 Owner’s Right to Carry Out the Work. If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents (including failing to correct nonconforming work) and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to any other remedy the Owner may have, make good such deficiencies, including supplementing the forces of the Contractor if the Contractor fails to perform in accordance with the Project Schedule. In such case, an appropriate Change Order shall be issued deducting from the payments then or thereafter due the Contractor the cost of correcting such deficiencies, including architectural, and consulting and legal fees required by the circumstances. If the payments then or thereafter due the Contractor are not sufficient to cover such amount, the Contractor shall pay the difference to the Owner. The rights of the Owner under this Article shall not give rise to any duty on the part of the Owner to exercise such rights for the benefit of the Contractor or any other person or entity.

9.4 Rejected Work. The Contractor shall promptly correct Work rejected by the Owner, the Architect, or any governmental authority, or that does not conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Contractor shall bear costs of correcting such rejected Work, including additional testing and inspections and compensation for the Architect’s services and expenses made necessary thereby.

9.5 Contract Documents. Prior to commencing the Work and throughout the contract performance, the Contractor shall carefully study and compare the Drawings, Specifications and Contract Documents, and shall take field measurements and verify field conditions, and shall carefully compare such field measurements and conditions and other information known to the Contractor with the Contract Documents before commencing activities. Errors, inconsistencies or omissions discovered shall be reported to the Owner and the Architect at once; and the Contractor’s failure to verify field measurements and conditions shall not serve as basis for an adjustment in the Contract Sum. The Contract Documents are complementary, and what is called for by one shall be as binding as if called for by all. The intention of the documents is to include all labor, materials, equipment and other services necessary for the proper execution of the Work, and either required by or properly inferable from the Contract Documents. In the event of any conflict or ambiguity in the Contract Documents, the interpretation yielding the highest degree of care or performance, or the greatest quantity, shall prevail.

9.6 Shop Drawings And Samples. The Contractor shall review, approve and submit shop drawings, samples and product data as may be required by the Contract Documents or the Owner’s Representative during the course of the construction. These submittals shall be delivered to the Owner in a timely manner, so as to allow the Owner reasonable opportunity to review and approve or reject any such submittal, and so as not to impact the Project Schedule or the completion of the Work. Any Work performed, or cost incurred, by the Contractor prior to the Owner’s approval of required shop drawings, product data, samples or other submittals shall be at the Contractor’s sole risk. The Contractor shall not be relieved of responsibility for deviations from the requirements of the Contract Documents by the Owner’s approval of such submittals, unless the Contractor has specifically informed the Owner in writing of such a deviation from the Contract requirements at the time of the submittal. The Owner may designate the Project Architect, if any, to fulfill some or all of its responsibilities in connection with shop drawings, samples and product data.

9.7 Materials and Equipment. All manufactured articles, materials and equipment shall be applied, installed, connected, erected, used, cleaned and conditioned in accordance with the manufacturer’s printed directions. Copies of any such manufacturer’s directions, and copies of all manufacturers’ warranties, shall be submitted to the Owner prior to the application for final payment. Contractor shall not hold itself out as the agent for or representative of Owner in the purchase of any required equipment or materials. If the manufacturer’s directions differ from the requirements of the Contract Documents, the Contractor shall notify the Owner in writing. All Subcontractor and Sub-subcontractor warranties and guaranties shall be issued in the name of the Owner and shall be assignable to the Owner and its tenant (as applicable).

9.8 Owner Supplied Materials.

9.8.1 Owner is responsible for the procurement of the equipment specifically designated on Exhibit K (“OFCI Equipment”). Other than the OFCI Equipment, Contractor shall provide all other equipment required for the Project pursuant to the Contract Documents. Owner shall cause the OFCI Equipment to be delivered to Contractor at the Project site within the times specified in the approved Project Schedule.

9.8.2 Owner is responsible for the payment of costs, and the risk of loss, for the OFCI Equipment until the OFCI Equipment is unloaded at the Project site by Contractor, at which point Contractor has care, custody and control of the OFCI Equipment. Owner’s responsibilities for payment of costs prior to transfer or risk of loss includes expediting, transportation logistics, storage, maintenance, unpacking and unloading at the Project site, unless otherwise stated in Exhibit K. Upon transfer of care, custody, and control of the OFCI Equipment to Contractor as provided in the foregoing sentence, Contractor shall bear the risk of loss and damage for such OFCI Equipment until Substantial Completion of the Work, including maintenance and care for OFCI Equipment in accordance with the manufacturers’ and Owner’s recommendations and procedures provided to Contractor.

9.8.3 Contractor is responsible for the interface and tie in of the Work with OFCI Equipment, including any necessary documentation. Installation of the OFCI Equipment shall comply with manufacturers’ specifications and requirements for the OFCI Equipment.

9.9 Debris Removal And Clean-Up. The Contractor at all times shall keep the premises free from accumulation of waste materials or rubbish caused by its operation. At the completion of the Work, the Contractor shall remove all its waste materials and rubbish from and about the Project. The Contractor shall maintain streets, sidewalks and temporary means of access or passage around the Project site in a clean and safe condition.

9.10 Protection Of Persons And Property.

9.10.1 The Contractor shall take all reasonable precautions for the safety of and shall provide all reasonable protection to prevent damage, injury or loss to: (i) employees and all other persons on the Project site; (ii) work materials, furniture, fixtures and equipment to be incorporated therein or to be removed therefrom; and (iii) other property at the site or adjacent thereto, not designated for removal, relocation or replacement.

9.10.2 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs for the Work in accordance with the provisions of OSHA and other relevant local, state and federal codes and regulations, and shall comply with all Applicable Law ordinances, rules, regulations and lawful orders of any public authority having jurisdiction for the safety and security of persons or property. Contractor shall erect and maintain, as required by existing conditions and progress of the Work, all reasonable safeguards for safety and protection, particularly for any occupied areas of the building or work.

9.10.3 Contractor shall prepare and comply with a COVID-19 exposure, prevention, preparedness and logistics plan that complies with Applicable Law and the latest recommendations and guidance from the CDC and shall update the plan as information becomes available from OSHA, CDC and other public officials. Contractor shall require Subcontractors and Sub-subcontractors to comply with the plan, and the Contractor shall bear all costs for Contractor, Subcontractor and Sub-subcontractor compliance therewith.

9.10.4 Until Substantial Completion of the Work, and during the performance of any corrective Work during the one-year correction period, the Contractor shall have full and complete responsibility for the care of and shall bear all risks of loss from injury or damage to, the Work, OFCI Equipment or other items to be utilized in connection with, or incorporated into, the Work.

9.11 Compliance With Laws. The Contractor is responsible for complying with Applicable Law, and Contractor shall indemnify the Indemnitees against any citation, fine or other loss or damages due to the failure of Contractor or its employees, Subcontractors or Sub-subcontractors to comply with same. The Contractor shall also, at its expense, procure and maintain all licenses which may be required at any time in connection with the performance of the Work, or in connection with procurement, transport, storage or use of related equipment, materials or supplies.

9.12 Environmental Hazards. If the Contractor encounters materials reasonably believed to be asbestos, lead paint or polychlorinated biphenyl (PCB), or any material deemed hazardous by state or federal regulation, and which has not been rendered harmless, the Contractor shall immediately stop work in the area affected and report the condition to the Owner in writing. The Contractor shall take reasonable precautions to prevent or contain the movement, spread or disturbance of such materials and to protect persons and property. The Work in the affected area shall be resumed immediately following the occurrence of any one of the following events:

9.12.1 The Owner causes remedial work to be performed which results in rendering harmless asbestos, lead paint, PCB’s, or other hazardous material; or

9.12.2 The Owner and Contractor, by written agreement, decide to resume performance of the Work; or

9.12.3 The Work may safely and lawfully proceed, as determined by an appropriate governmental authority or as evidenced by a written report from a qualified environmental engineer.

The term “rendered harmless” shall mean that levels of asbestos, lead paint or PCB’s are less than any applicable exposure standard forth in OSHA Regulations. The Contractor shall comply with the Federal Hazard Communications Standards made applicable to the construction industry, as well as other applicable environmental laws. The Owner shall have no responsibility for any substance or material that is brought to the Project site by the Contractor, any Subcontractor or Sub-subcontractor. Owner shall be responsible for the costs of investigating and remedying any environmental hazard not created or by, or for which remediation is required due to the negligent acts or omission or, Contractor or anyone for whom the Contractor is responsible. The Contractor agrees to indemnify the Indemnitees from claims, damages, losses, costs, and liabilities arising out of or resulting from the presence, uncovering or release of suspected or confirmed hazardous material to the extent caused by the negligence of, or the failure to comply with Contract Documents by, the Contractor or by anyone for whom the Contractor is responsible.

9.13 As-Built Drawings. At the time of Substantial Completion, the Contractor shall furnish to the Owner redlined as-built drawings showing the field changes affecting the general construction, mechanical, electrical, plumbing and all other work, and indicating the Work as actually installed. These drawings shall consist of carefully drawn markings on a set of reproducible prints of the Architect’s drawings obtained and paid for by Contractor. The Contractor shall maintain at the Project site one (1) set of Architect’s drawings and indicate thereon each field change as it occurs.

ARTICLE 10

TERMINATION AND SUSPENSION

10.1 Termination for Cause by Contractor. In the event that the Owner shall fail to make any undisputed payment to the Contractor when due, Contractor may, upon ten (10) days prior written notice and after affording the Owner the right to cure any such default, terminate this Agreement, and recover from the Owner compensation for all Work satisfactorily completed up to and including the date of termination, based on the Contract Sum (as adjusted), in complete satisfaction of the Owner’s obligations and any liability to the Contractor under this Agreement. Such payment shall include reasonable overhead and fee earned through the date of termination.

10.2 Termination for Cause by Owner. The Owner may terminate this Agreement if the Contractor:

10.2.1 refuses or fails to supply enough properly skilled workers, on-site supervision, or proper materials;

10.2.2 fails to make payment to Subcontractors or suppliers as required by the Agreement or by respective subcontract and supply contracts;

10.2.3 disregards laws, ordinances, rules, regulations or orders of a public authority having jurisdiction;

10.2.4 fails to commence the Work promptly, adhere to the Project Schedule, or to proceed continuously with the completion of its Work, or cannot provide assurances satisfactory to the Owner of its ability to complete the Work timely and in compliance with the Contract Documents;

10.2.5 breaches any warranty or representation made by the Contractor in connection with the solicitation of, or performance of, this Agreement;

10.2.6 the Contractor assigns or sublets this Agreement, or any portion thereof or the proceeds therefrom, without the Owner’s prior written consent;

10.2.7 the Contractor fails to satisfy or maintain any of its obligations with respect to insurance under this Agreement; or

10.2.8 otherwise fails to perform any of its obligations under the Contract Documents.

10.3 Termination Procedure.

10.3.1 When any of the above reasons in Paragraph 10.2 exist, the Owner may, without prejudice to any other rights or remedies of the Owner, upon seven (7) days written notice to Contractor, terminate this Agreement. In that event, the Owner may: (a) take possession of the site and of all materials, furniture, fixtures, equipment, tools, and machinery thereon owned by the Contractor; (b) use the same, without liability, in the completion of the Work to the full extent they could be used by the Contractor; (c) incorporate in the Work all materials and equipment stored at the site or paid for by the Owner and stored elsewhere; (d) accept assignment of subcontractors as provided herein; and (e) finish the Work by whatever method the Owner may deem expedient.

10.3.2 When the Owner terminates the Agreement for cause as set forth above, the Contractor shall not be entitled to receive further payment until the Work is finished by Owner, and all damages suffered, or costs incurred, by the Owner have been deducted from the amounts otherwise due the Contractor. In the event of such termination, the Contractor shall immediately turn all Project documents over to the Owner. If the unpaid balance of the Contract Sum is less than the costs of finishing the Work, including compensation for the Architect’s services and expenses made necessary thereby, and other damages due to the Owner, the Contractor shall immediately pay Owner the difference.

10.4 Termination For Convenience. The Owner may terminate this Agreement for its convenience by written notice to the Contractor. In the event of a termination for convenience, the Contractor shall take immediate steps to terminate the Work as quickly and effectively as possible and shall terminate all commitments to third parties, unless otherwise instructed by the Owner. Upon termination, Contractor shall be entitled to be paid the cost of all Work properly performed by Contractor to the date of termination plus the Contractor’s Fee earned on account of such Work (which shall be based on a percentage completion basis, according to the approved Schedule of Values), and other reasonable costs actually incurred for terminating activities at the site (e.g. demobilization costs) or costs pertaining to goods, materials or equipment that cannot be mitigated or avoided as a result of the termination (e.g., restocking fees, or supplier penalties or fees for goods or materials that cannot be returned). The Owner shall have no further liability to the Contractor, including consequential damages, lost profits or other damages arising out of the termination. In the event of such termination, the Contractor shall immediately turn all Project documents over to the Owner as a condition to payment under this paragraph. If this Agreement is terminated for cause, and it is subsequently determined that the Owner did not have grounds to terminate for cause, then such termination shall be treated as a termination for convenience under the terms of this Paragraph to the extent permitted by law.

10.5 Owner’s Right to Suspend Work. The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine. An adjustment shall be made for increases in the cost of performance of the Contract, including the Contractor’s Fee on the increased cost of performance (per the Change Order provisions of this Agreement), caused by suspension, delay or interruption. No adjustment shall be made to the extent that: (i) performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible or over which the Owner had no control; or (ii) an equitable adjustment is made or denied under another provision of this Agreement.

ARTICLE 11

INSURANCE, BONDS, AND INDEMNITY

11.1 Insurance. The Contractor shall provide the insurance required by Exhibit G.

11.2 Bonds. If requested by Owner, Contractor shall provide Owner Performance and Payment Bonds in the form required by Owner, which shall be secured from such sureties, and shall be on such forms, as the Owner may approve prior to commencement of the Work. If the Owner is obtaining financing for this Project, and if Contractor bonds are required, the Contractor acknowledges that issuance of the bonds required by this Agreement is a condition precedent to the Owner obtaining financing and the Contractor’s failure to obtain such bonds is a material breach of this Agreement. The Owner may require that a third-party be named as an additional obligee, along with the Owner, on the bonds.

11.3 Indemnity.

11.3.1 For all claims other than Contractor employee injury or death claims (as more fully set forth below), to the fullest extent permitted by law, Contractor shall defend, indemnify and hold harmless the Indemnitees against any suits, claims, damages, losses, liabilities, judgments, costs, or expenses (including reasonable attorneys’ fees and litigation expenses) (“Loss”) caused by the Contractor’s failure to perform its obligations in accordance with this Agreement. In addition, the Contractor shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Indemnitees against any and all Loss to the extent caused by the negligent acts or omissions of Contractor, its employees, agents, Subcontractors, Sub-subcontractors, or suppliers, in the Contractor’s performance of the Work under this Agreement, provided that such Loss results from bodily injury, sickness, disease or death (excluding all claims related to Contractor employee injury or death) or damage to property, including loss of use resulting therefrom. Notwithstanding anything to the contrary in this paragraph, in no event shall the Contractor be responsible to indemnify, defend, and hold harmless the Indemnitees for Loss to the extent such Loss is caused by or results from the negligence or fault, the breach or violation of a statute, ordinance, governmental regulation, standard, or rule, or the breach of contract of an Indemnitee, its agent or employee, or any third party under the control or supervision of an Indemnitee, other than Contractor or its agent, employee, or subcontractor of any tier. This indemnification obligation shall not otherwise be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor under insurance, workers’ or workman’s compensation acts, disability benefit acts or such other employee benefit acts.

11.3.2 For all claims related to Contractor employee injury or death, to the fullest extent permitted by law, Contractor shall indemnify, defend, and hold harmless the Indemnitees and shall assume entire responsibility and liability (other than as a result of the Owner’s sole or gross negligence) for any Loss based on or arising out of the personal injury, including the death, of any employee of the Contractor, Subcontractors, or any Sub-subcontractor, or of any other entity for whose acts they may be liable, which occurred or was alleged to have occurred on the project site or in connection with the performance of the Work under this Agreement. This indemnification obligation shall not be limited to damages, compensation, or benefits payable under insurance policies, workers compensation acts, disability benefits acts, or other employees benefit acts. This indemnification obligation shall not otherwise be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor under insurance, workers’ or workman’s compensation acts, disability benefit acts or such other employee benefit acts.

11.3.3 This indemnification obligation shall survive the expiration or earlier termination of this Agreement.

ARTICLE 12

ADDITIONAL TERMS AND CONDITIONS

12.1 Relationship Of Parties. This Agreement is not intended to, nor does it establish or create, any association, agency, employment, partnership or joint venture between the parties. Contractor is an independent contractor.

12.2 Consequential Damages Waiver. neither Owner nor Contractor shall be liable under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, tort (including negligence), strict liability, products liability, contribution, or any other cause of action for punitive, special, indirect, incidental or consequential losses or damages, including loss of profits, use, opportunity, revenues, financing, bonding capacity, or business interruptions, loss of goodwill, loss of tax credits, and cost of capital or damages or losses for principal office expenses including compensation of personnel stationed there; provided, however, Contractor’s liability shall not be limited or excluded by: (I) amounts encompassed within Liquidated Damages; (ii) contractor’s indemnification obligations herein; (iii) Contractor’s fraud, gross negligence or willful misconduct, or (iv) amounts covered by insurance proceeds from policies of insurance required to be carried by contractor under the Contract Documents.

12.3 For purposes of Section 12.2, the term “Contractor” shall include Contractor, its Affiliates, and the employees, officers, directors and shareholders of each of Contractor and its Affiliates. the term “Owner” shall include Owner, its Affiliates, and the employees, officers, directors and shareholders of each of Owner and its Affiliates.

12.4 Anti-Assignment Clause. The Contractor shall not assign or sublet this Agreement, or any portion thereof or the proceeds therefrom, without the Owner’s prior written consent. Any such assignment without the Owner’s prior written consent is void. The Owner may assign this Agreement to an Affiliate or a lender without the Contractor’s consent.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state where the Project is located, excluding its conflicts of law rules.

12.6 Headings. The headings and titles of the Articles and Paragraphs hereof are inserted for convenience only and shall not affect the construction or interpretation of any provision.

12.7 Severability. Should any one or more provisions of this Agreement be found to be invalid, unenforceable or illegal, the remaining provisions shall remain unimpaired, and the invalid, illegal and unenforceable provision shall be replaced by a mutually acceptable provision which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

12.8 Notices. All notices required to be sent hereunder shall be sent by U.S. Mail, overnight courier, by hand delivery or by email (if an email is indicated below) to the following persons and addresses. With regard to notices of termination, suspension and claims requesting an increase in cost or time, notices may be sent via email (if an email is indicated below) provided that a copy of such notice is also sent via overnight mail by the following business day in order for such notice to be valid.

To Owner:	Canadian Solar US Module Manufacturing Corporation
3000 Skyline Dr. Mesquite, TX 75149
Attn: Rusty Schmidt

With a copy to:	General Counsel

To Contractor:	BestWater USA, Inc. d/b/a BW Industrial Construction
2825 Wilcrest Dr, Houston, TX 77042
Attn: Bob Sliva
Attn: Gary Macha

12.9 Entire Agreement. The Contract Documents set forth the rights and obligations of the parties and represents the entire and integrated agreement between the parties hereto and supersedes all prior negotiations, representations, or agreements, either written or oral, including, but not limited to, the LAP. This Agreement may be amended or modified only in writing signed by both the Owner and the Contractor and any amendments or modifications which would result in an increase to the Contract Sum or the Completion Dates shall be by Change Order as provided herein.

12.10 Ownership and Use of Documents. All Drawings, Specifications and copies thereof furnished by the Architect are and shall remain the property of the Owner. They are to be used only with respect to this Project and are not to be used on any other project and they are not to be used by the Contractor or any Subcontractor, Sub-Subcontractor or material or equipment supplier on other projects or for additions to this Project outside the scope of the Work without the express written consent of the Owner. The Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect appropriate to and for use in the execution of their Work under the Contract Documents. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Owner’s reserved rights.

12.11 Owner Liability. The liability of the Owner hereunder shall be limited to the assets of Owner, and no member, manager, partner, director, officer, agent, servant, employee, representative or Affiliate of Owner or any member or manager of Owner shall have any personal liability for the liabilities and obligations of Owner under this Agreement. Similarly, owners and employees of Contractor shall have no personal liability to Owner under this Agreement.

12.12 Prior Services. All work and services performed by Contractor before this Agreement is executed that are within the scope of Work hereunder are governed by the terms of this Agreement.

12.15 Confidentiality Obligations.

12.15.1 If the Contractor or Owner receives information of a “confidential” or “business proprietary” nature (“Confidential Information”), the receiving party shall keep such information strictly confidential and shall not disclose it to any other person except as set forth in this Agreement.

12.15.2 A party receiving Confidential Information may disclose the Confidential Information as required by law or court order, including a subpoena or other form of compulsory legal process issued by a court or governmental entity. A party receiving Confidential Information may also disclose the Confidential Information to its employees, consultants or contractors in order to perform services or work solely and exclusively for the Project, provided those employees, consultants and contractors are subject to the restrictions on the disclosure and use of Confidential Information as set forth in this Agreement.

12.15.3 The Owner and the Contractor expressly agree that any and all cost, schedule, design, construction, and other information relating to the Work and the Project which exists or is developed between the Owner and the Contractor, and any Subcontractor, including, without limitation, the Contract Documents, the Project Schedule, and related data is Confidential Information of Owner, and shall be treated by the Contractor, all of its Subcontractors, and anyone having contracts with any of them as proprietary data and the “trade secret” of the Owner, and shall not be divulged to any other party. The Contractor shall cause all agreements with its Subcontractors to contain an express provision similar hereto, and the Contractor shall institute all necessary or appropriate safeguards among its employees, agents, and officers, and those of its Subcontractors, to prevent any unauthorized disclosure of any of the Confidential Information. Acknowledging that disclosure or misuse of any of the Confidential Information shall cause significant, immediate, and irreparable harm and damage to the Owner, the Contractor expressly agrees that the Owner shall, in addition to any other remedy at law or in equity, be entitled to seek and receive injunctive and other equitable relief with respect to the Contractor, any of its Subcontractors, or anyone having contracts with any of them regarding such unauthorized disclosure and to secure specific performance of this Section.

12.15.4 This Section 12.15 shall survive the completion or termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

OWNER:		CONTRACTOR:

By:		By:
Name:		Name:
Title:	VP & GM, CSI USMM	Title:	COO

Exhibit A

Schedule of Contract Documents

[See Attached]

Exhibit A – list of contract documents

Bidder Receipt List	9/24 Update Notes
Exhibit A - Bill of Quantities	Additional quantities and updates
Exhibit A-1 - Owner-procured equipment and materials	Update notes (in red)
Exhibit B - Canadian Solar-Outline Specifications	Update notes (in red)
Exhibit C - BMS/BMS	No changes
Exhibit D - LINE_1-6_Utility_Matrix_Cut_sheet_09222025	No changes
Exhibit E - Drawing_Log_90%	This Drawing_Log_90% version is based on the JFE version listing
Exhibit F - JFE_L5,6 Civil Engineering + MEP Bidding Drawings Package_09242025	The main updates include the addition of guardrails, the relocation of the existing and new transformers, and clarification of the end materials for the rooftop water supply piping.
Exhibit G - IMG_L5,6 Civil Engineering + MEP Bidding Drawings Package_09242025	Newly issued U.S. local conversion company drawings sent to bidders
Exhibit H - Ground area line marking (purple highlighted area)	No changes
Exhibit I - The clarification document version used by the Owner (example) shall serve as a contract execution copy.	Additional item
Exhibit J - Insulation Procurement RFP Requirements	Additional item

BIM 360: https://acc.autodesk.com/docs/files/projects/19cd47c9-5c4a-4383-a0f5- 762374d2cc37?folderUrn=urn%3Aadsk.wipprod%3Afs.folder%3Aco._E5laV3oRg6jNBhfPW 3_-wCviewModel=detailCmoduleId=folders

Exhibit B

Not Used, Reserved

Exhibit C

Interim Lien Waiver and Affidavit

CONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

Project

Job No.

On receipt by the signer of this document of a check from                            (maker of check) in the sum of $                            payable to                            (payee or payees of check) and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position that the signer has on the property of                            (owner) located at                            (location) to the following extent:                           (job description).

This release covers a progress payment for all labor, services, equipment, or materials furnished to the property or to                           (person with whom signer contracted) as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to the signer.

The signer warrants that the signer has already paid or will use the funds received from this progress payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project in regard to the attached statement(s) or progress payment request(s).

Date

FIRM OR COMPANY:

By:

Sworn to and subscribed	Print Name:
before me this day of
, 20 .	Its:

Notary Public

(NOTARY SEAL)

My Commission Expires:

NOTICE:

This document waives rights unconditionally and states that you have been paid for giving up those rights. It is prohibited for a person to require you to sign this document if you have not been paid the payment amount set forth below. If you have not been paid, use a conditional release form.

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

Project

Job No.

The signer of this document has been paid and has received a progress payment in the sum of $                                  for all labor, services, equipment, or materials furnished to the property or to                                  (person with whom signer contracted) on the property of                                   (owner) located at                                  (location) to the following extent:                                  (job description).

The signer therefore waives and releases any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position that the signer has on the above referenced project to the following extent:

This release covers a progress payment for all labor, services, equipment, or materials furnished to the property or to                                  (person with whom signer contracted) as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

The signer warrants that the signer has already paid or will use the funds received from this progress payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project in regard to the attached statement(s) or progress payment request(s).

Date

(Company name)

By	(Signature)
(Title)

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was subscribed to, sworn to, and acknowledged before me, on                 , 20      , by                    , the                     of                      , a                       , on behalf of said.

Notary Public in and for the State of Texas
My Commission Expires:

[SEAL]

INTERIM PAYMENT AFFIDAVIT

TO:	(Owner)	PROJECT:

(1) The undersigned acknowledges and represents that all persons or entities that have provided labor, material, services or equipment for or through the undersigned for use or incorporation into the Project have been paid and satisfied in full for the periods covered by previous payments to the undersigned pursuant to their respective agreements, that previous payments to the undersigned have been properly applied to pay all outstanding invoices relating to the Project pursuant to their respective agreements, and that the undersigned is not aware of any outstanding claims of any character which could give rise to future claims against the Owner, the Contractor (if this affidavit is signed by a subcontractor or supplier) or the Project.

(2) This Affidavit constitutes a representation by the undersigned that the payment of $                           , once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to, costs for supervision, general conditions costs, home office overhead, interest on capital and profit) relative to the work or improvements at the Project or Property through the date of this Affidavit, except for the payment of retainage and any pending change orders or claims pursuant to this Agreement. The undersigned hereby specifically waives and releases any claim for damages due to delay, hindrance, interference, acceleration, inefficiencies or extra work, or any other claim of any kind it may have against the Owner and its lender (if any), any tenant of the Owner, the Owner’s project and/or development manager (if any), the Contractor (if signed by a subcontractor), and any other person or entity with a legal or equitable interest in the Project or Property, as of the date of this Affidavit, except as follows:

(3) The amount of money set forth as due and owing in the immediately preceding Interim Waiver and Release Upon Payment dated                   , 20       , has been received, and is deemed paid in full, and execution of this Affidavit shall constitute the undersigned’s Acknowledgment of Payment in Full as to the that Interim Waiver and Release Upon Payment.

GIVEN UNDER HAND AND SEAL THIS                      DAY OF              , 20         ..

Sworn to and subscribed	FIRM OR COMPANY:
before me this day of
, 20 .

Notary Public	By:

(NOTARY SEAL)	Print Name:
My Commission Expires:	Its:
(and duly authorized agent of company)

Exhibit D

Final Lien Waiver and Affidavit

CONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project

Job No.

On receipt by the signer of this document of a check from                       (maker of check) in the sum of $                     payable to                     (payee or payees of check) and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position that the signer has on the property of                             (owner) located at                            (location) to the following extent:                             (job description).

This release covers the final payment to the signer for all labor, services, equipment, or materials furnished to the property or to                 (person with whom signer contracted).

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to the signer.

The signer warrants that the signer has already paid or will use the funds received from this final payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project up to the date of this waiver and release.

Date

FIRM OR COMPANY:

By:
Print Name:
Sworn to and subscribed	Its:
Before me this day of
, 20 .

Notary Public

(NOTARY SEAL)

My Commission Expires:

NOTICE:

This document waives rights unconditionally and states that you have been paid for giving up those rights. It is prohibited for a person to require you to sign this document if you have not been paid the payment amount set forth below. If you have not been paid, use a conditional release form.

UNCONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project

Job No.

The signer of this document has been paid in full for all labor, services, equipment, or materials furnished to the property or to              (person with whom signer contracted) on the property of              (owner) located at              (location) to the following extent:                (job description).

The signer therefore waives and releases any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position.

The signer warrants that the signer has already paid or will use the funds received from this final payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project up to the date of this waiver and release.

Date

(Company name)

By	(Signature)
(Title)

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was subscribed to, sworn to, and acknowledged before me, on                 , 20      , by                    , the                     of                      , a                       , on behalf of said                                  .

Notary Public in and for the State of Texas
My Commission Expires:

[SEAL]

FINAL PAYMENT AFFIDAVIT

TO:	(Owner)	PROJECT:

(1) The undersigned acknowledges and represents that all persons and entities that have provided labor, material, equipment or services to the undersigned for use or incorporation into the Project have been paid in full or will be paid in full upon receipt of this final payment, that previous payments to the undersigned have been properly applied to pay all outstanding invoices relating to the Project pursuant to their respective agreements, and that the undersigned is not aware of any outstanding claims of any character which could give rise to future claims against the Owner, the Design-Builder (if this affidavit is signed by a subcontractor or supplier) or the Project or Property.

(2) This Affidavit constitutes a representation by the undersigned that the payment of $             , once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to, costs for supervision, general conditions costs, home office overhead, interest on capital and profit) relative to the work or improvements at the Project. The undersigned hereby specifically waives and releases any claim for damages due to delay, hindrance, interference, acceleration, inefficiencies or extra work, or any other claim of any kind it may have against the Owner and its lender (if any), the Owner’s project and/or development manager (if any), any tenant of the Owner, the Design-Builder (if this affidavit is signed by a subcontractor or supplier), and any other person or entity with a legal or equitable interest in the Project or Property.

This             day of             , 20       .

FIRM OR COMPANY:

Sworn to and subscribed
before me this day of
, 20 .	By:

Notary Public	Print Name:
(NOTARY SEAL)	Its:
(and duly authorized agent of company)
My Commission Expires:

Exhibit E

Change Order

PROJECT NAME:

OWNER:

CONTRACTOR:

DATE OF AGREEMENT:

DATE OF THIS CHANGE ORDER:

CHANGE ORDER NUMBER:

The Agreement between Owner and Contractor (the “Agreement”) is changed as follows (include a specific and detailed description of the change in the Agreement, including, where applicable, references to relevant paragraphs in the original Agreement, specific pages of the Contract Documents, or relevant sections of the Drawings and Specifications):

The Contract Time is hereby [increased] [decreased] by the following number of calendar days:

The Contractor hereby waives and releases any claim it may have against the Owner for any adjustment in the Contract Time resulting from, or related to, the change reflected in this Change Order, except as agreed to above.

The Contract Sum is hereby [increased] [decreased] by $             .

The Contractor hereby waives and releases any claim it may have against the Owner for any adjustment in the Contract Sum arising out of, or related to, the changes reflected in this Change Order, including, but not limited to, any claim for damages due to delay, disruption, hindrance, impact, interference, inefficiencies or extra work arising out of, resulting from, or related to, the change reflected in this Change Order, except as agreed to above.

Original Contract Sum:

Net Change by Previous Change Orders:

Contract Sum before this Change Order:

[Increase] [Decrease] in this Change Order:

Contract Sum, as adjusted by this Change Order:

Substantial Completion Date, as adjusted previously:

[Increase] [Decrease] in Contract Time:

New Substantial Completion Date:

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Any language in proposals or other documents attached hereto that conflict with the terms contained herein is null and void.

Owner:	Contractor:

By:	By:
Name:	Name:
Title:	Title:

Exhibit F

Construction Change Directive

PROJECT NAME:

OWNER:

CONTRACTOR:

ORIGINAL CONTRACT DATE:

DATE OF THIS CCD:

CCD NUMBER:

Pursuant to the Construction Contract dated             , 20    , the Contractor is hereby instructed by the Owner to change or modify the original scope of the Contract Documents as follows: (include a specific and detailed description of the change, attaching relevant documents as appropriate):

Unless indicated below, the Owner does not intend to enter into a Change Order increasing the Contract Sum as a result of the issuance of this Construction Change Directive.

[If the Owner does intend to enter into a Change Order adjusting the Contract Sum, enter any not to exceed amount on expenditures or methods for determining amount (approved hourly rates, etc.) here]

In the event Contractor disagrees with the Owner’s intention, as stated above, concerning adjustments in the Completion Dates, or the Contract Sum, the Contractor shall give notice of a claim pursuant to the terms of the Contract Documents, and otherwise comply with the terms thereof.

The parties intend to execute a Change Order formalizing all of the terms relative to this Construction Change Directive within thirty (30) days, and Contractor acknowledges that it cannot be paid until a formal Change Order is signed by the Owner.

OWNER

By:

Date:

Contractor acknowledges receipt, and agrees to
“not to exceed” amounts (if any) and/or approved
rates (if any) that may be referenced herein.

This day of , 20 .

Name:
Title:

Exhibit G

INSURANCE REQUIREMENTS

[See Attached]

INSURANCE

§ 1.1 Contractor’s Insurance. Contractor shall maintain, and shall cause its Subcontractors of every tier to maintain, in effect at all times and at each party’s own expense, the following lines of insurance as will protect Contractor and Owner from claims set forth hereunder, which may arise out of or result from the operations under this Agreement and for which the Contractor may be legally liable, whether such operations are performed by the Contractor, a Subcontractor, anyone directly or indirectly employed by any of them, or anyone for whose acts they may be liable. Such lines of insurance shall be written for not less than the following minimum limits, or such greater amounts as required by law.

§ 1.1.1 Workers’ Compensation and Employer’s Liability Insurance. Workers’ Compensation Insurance in full compliance with all applicable state and federal laws and regulations covering all employees with maximum available limits, together with Employer’s Liability Insurance in amounts not less than $500,000 bodily injury each accident, $500,000 bodily injury by disease each employee, and $500,000 bodily injury by disease policy limit, or such greater amounts as may be required by Contractor’s and/or a Subcontractor’s Umbrella Liability policy in order to effect such excess coverage.

§ 1.1.2 Commercial General Liability Insurance. Commercial General Liability Insurance, written on a current CG 00 01 occurrence policy form, as published by the Insurance Services Office (ISO), providing limits of not less than $1,000,000 per occurrence and $2,000,000 general aggregate applying on a per project/per location basis covering bodily injury (including death and mental anguish) and property damage, $1,000,000 Personal and Advertising Injury, and $2,000,000 Products-Completed Operations. Products- Completed Operations shall be maintained for a minimum period equal to the greater of ten (10) years after Substantial Completion of the Work, or the period under which a claim can be asserted under the applicable statute of limitations and/or repose. Such policy must provide coverage for Personal Injury, Premises-Operations, Ongoing and Products-Completed Operations, Independent Contractor Liability (including Contingent Liability), liability arising from Explosion, Collapse and Underground Hazards (including Subsidence) (i.e., “XC & U” coverage and an Endorsement that the “XCU Exclusions” are removed), and Broad-Form Property Damage. Such policy shall not contain (i) any exclusion with respect to professional liability broader than ISO endorsement CG 22 79 07 98, (ii) any exclusion or limitation with respect to resulting or consequential property damage, or (iii) any exclusion for work or operations within fifty (50) feet of a railroad, light rail, subway or similar tracked conveyance, if applicable. In addition, such policy shall include insurance providing coverage for full Contractual Liability for liability assumed under this Agreement, the Contract Documents and all other agreement, including indemnity agreements, relative to the Project. The policy must include endorsement CG 24 17 10 01-Contractual Liability-Railroads, if applicable.

§ 1.1.3 Business Automobile Liability Insurance. Business Automobile Liability Insurance covering liability arising out of any auto (including owned, non-owned, and hired vehicles) in an amount not less than $1,000,000 combined single limit each accident covering bodily injury and property damage. Such policy shall not contain any exclusion or limitation with respect to loading and unloaded of a covered vehicle. If Contractor and/or any Subcontractor of any tier is hauling or transporting waste materials, Site Hazardous Substances or any other environmentally regulated substances that require a regulated manifest, relating to the Work, the Automobile Liability Insurance policy of Contractor and/or Subcontractor furnishing such services shall also include CA-9948 and MCS-90 Endorsement.

§ 1.1.4 Umbrella and/or Excess Liability Insurance. Contractor shall carry an Umbrella/Excess Liability Insurance policy on a follow form basis with a per occurrence and annual aggregate limit of not less than $25,000,000 applying on a per project/per location basis. All Subcontractors will be required to carry a per occurrence and annual aggregate limit of not less than $2,000,000 applying on a per project/per location basis, unless limits are otherwise provided by Owner and/or Contractor in writing. Coverage shall be in excess of Commercial General Liability, Automobile Liability and Employer’s Liability Insurance policies with such coverage being concurrent to and not more restrictive than the underlying insurance. Such policy shall, by specific endorsement to its Umbrella/Excess Liability policy, cause the coverage afforded to the Additional Insureds thereunder to be first tier umbrella/excess coverage above the primary coverage afforded to the Additional Insureds as set forth in this Exhibit and not concurrent with or excess to any other valid and collectible insurance available to the Additional Insureds, whether provided on a primary or excess basis. Contractor hereby expressly agrees, and shall cause its Subcontractors to agree, that it is the specific intent of the parties that Contractor and any Subcontractor are required to provide Umbrella/Excess Liability coverage, whereby such coverage is vertically exhausted and not subject to any “horizontal exhaustion” rights any insurers issuing such insurance policies may have in regards to any insurance Owner and/or any other Additional Insured might carry for its own benefit, or on behalf of other Additional Insureds.

§ 1.1.5 Pollution Liability Insurance. If any Subcontractor is engaged for environmental abatement, remediation work, or treatment, storage, use, removal or transport of Hazardous Materials (including but not limited to, asbestos containing materials, silica, lead, and PCBs) at, to or from, the Project Site, or if a Subcontractor’s work includes, but is not limited to, excavation, boring, grading, demolition, or any other work which could in any way contribute to or cause moisture to be introduced into the interior of the building, either by construction, sealing or penetrating any portion of the building’s exterior envelope or releasing moisture within the building, Contractor shall require that party to maintain Contractor’s Pollution Liability Insurance, or equivalent coverage, with limits not less than $1,000,000 each occurrence and in the aggregate. Such policy shall include liability coverage for bodily injury, property damage and clean-up costs resulting from pollution conditions, as well as coverage for mold and accidental release of asbestos.

§ 1.1.6 Professional Liability Insurance. If any Subcontractor is engaged to perform professional services, including without limitation design or engineering services for the Project, whether provided by professionals on a Subcontractor’s staff or by independent parties under consulting agreements with Subcontractor, Contractor shall require that party to maintain Professional Liability Insurance with a limit not less than $1,000,000 per claim and in the aggregate. Such policy shall continue in force by renewal or Extended Reporting Period provision for a minimum period equal to the greater of ten (10) years after Substantial Completion of the Work, or the period under which a claim can be asserted under the applicable statute of limitations and/or repose. If coverage is issued on a claims-made form, such coverage shall apply with a retroactive date to reflect the date of commencement of the Work for the Project.

§ 1.1.7 Property Insurance. Contractor and its Subcontractors of every tier shall be responsible for each party’s own property, tools and equipment for their full replacement value, including loss of use, and hereby release Owner and the Additional Insureds from any and all liability for such property. Contractor and its Subcontractors of every tier shall be solely responsible for all associated property insurance, deductibles, and claims related thereto.

§ 1.2 Additional Requirements.

§ 1.2.1 All insurance required of Contractor and its Subcontractors of every tier hereunder this Exhibit shall be issued by a company or companies authorized to do business in the State in which the Project is located, possessing an A.M. Best’s Rating of not less than “A-” and a financial size of “VIII” in the latest edition of Best’s Insurance Reports. Prior to the date of commencement of the Work and first entry upon the Project Site, Contractor shall deliver to Owner, and shall require and collect from each of its Subcontractors, duly executed Certificates of Insurance and all required policy endorsements for additional insured and waiver of subrogation, and as otherwise evidencing all of the insurance required under this Exhibit, which shall be subject to Owner’s acceptance. Contractor shall deliver to Owner complete copies of policies upon Owner’s request. Evidence of the Project Name, Address and Owner’s Project Number shall be listed in the Description section of the Certificate and on all Project specific Certificates and Endorsements. In no event shall any acceptance of Certificates of Insurance and/or other evidence of policies by Owner, or failure of Contractor or any Subcontractor to provide Certificates of Insurance, endorsements and/or copies of policies as required hereunder, be construed as a waiver or limitation of Contractor’s obligations to maintain and enforce insurance requirements pursuant to this Exhibit.

§ 1.2.2 All insurance required of Contractor and its Subcontractors of every tier hereunder this Exhibit shall be primary and any other insurance that may be available to Owner and any Additional Insured shall be excess and non-contributory. All insurance policies (including, without limitation, ongoing and products-completed operations coverage under the Commercial General Liability Insurance policy), except with respect to Workers’ Compensation, Employer’s Liability and Professional Liability Insurance policies, shall include as additional insureds the Owner (Canadian Solar US Module Manufacturing Corporation), its affiliates contributing to the Project, Owner’s Lender, any additional entity that acquires a direct or indirect interest in the Property and/or Project and each of their respective directors, officers, board members, shareholders, employees, and agents (collectively, the “Additional Insureds”), which shall be at least as broad as the coverage afforded to the named insured thereunder. Such additional insured status shall be afforded by way of scheduled endorsement at least as broad as the CG 20 10 10 01 together with CG 20 37 10 01 (or Form CG 20 10 11 85 by itself), as published by ISO. Samples of policy endorsements shall be furnished to Owner prior to the date of commencement of the Work.

§ 1.2.3 Contractor, its Subcontractors of every tier, agents and employees, waive all causes of action or claims they may have against Owner and the Additional Insureds for any liability and workers’ compensation claims they incur in relation to Work or services under this Agreement. Contractor and its Subcontractors of every tier shall have all respective policies required hereunder this Exhibit appropriately endorsed with waiver of subrogation endorsements in favor of Owner and the Additional Insureds. Samples of policy endorsements shall be furnished to Owner prior to the date of commencement of the Work.

§ 1.2.4 The Commercial General Liability and Automobile Liability (including the Umbrella/Excess Liability policy following the forms thereof) policies shall include a Separation of Insureds clause such that the insurance applies separately to each insured against whom a claim or suit is asserted, and such policies shall not contain any limitation or exclusion with respect to cross-liability for claims or suits by one insured against another. In addition, all liability policies, except with respect to Professional Liability Insurance, shall provide that defense costs from any claim will apply outside the applicable limits of insurance.

§ 1.2.5 Each insurance policy required hereunder this Exhibit shall not be canceled, non-renewed or materially altered without thirty (30) days’ advance written notice (ten (10) days’ advance written notice for non-payment of premium) to Owner, which shall be stated on the Certificates of Insurance. Contractor’s and its Subcontractors’ insurance policies shall be endorsed to extend notice of cancellation rights to Owner, to the extent commercially available, or, to the extent such provision is not commercially available, Contractor and its Subcontractors shall notify Owner of any written notice of cancellation, lapse or modification delivered to Contractor or any such Subcontractor by its insurer immediately upon such party’s receipt thereof. At least ten (10) days prior to renewal of any policy required hereunder this Exhibit, renewal Certificates of Insurance together with such other policy documents as Owner may request shall be provided to Owner.

§ 1.2.6 Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Contractor’s and any Subcontractor’s insurance coverage, shall be deemed to limit or restrict in any way Contractor’s or any such Subcontractor’s liability in connection with or arising out of its Work and the indemnification obligations set forth in the Agreement.

§ 1.2.7 No deductible or self-insured retention amount related to any insurance required hereunder shall exceed $25,000, unless otherwise approved by Owner in writing. Owner shall not be responsible for any deductible or self-insured retention amount and the same shall in no event be deemed a Cost of the Work. Any agreed upon deductible or self-insured retention amount must be evidenced on the appropriate Certificate of Insurance.

§ 1.2.8 No policy of insurance maintained in accordance with this Exhibit shall contain (i) any exclusion or limitation with respect to work on a project whereby a project-specific, Owner Controlled Insurance Program (“OCIP”), or Contractor Controlled Insurance Program (“CCIP”) is in effect (if applicable), or (ii) any classification, endorsement or exclusion applicable to the Work or operations of the type contemplated by this Agreement, which shall be stated on the Certificates of Insurance.

§ 1.2.9 Contractor shall ensure that all Subcontractors of every tier shall procure and maintain insurance in like form and amounts required in this Exhibit, including additional insured status afforded to and waiver of subrogation in favor of Owner, Contractor and the Additional Insureds. Copies of the Certificates of Insurance and endorsements must be provided prior to the date of commencement of any Work and first entry upon the Project Site.

§ 1.2.10 Owner reserves the right to reasonably require such other insurance, written in such other amounts, against other insurable hazards that at the time are commonly insured against in the case of projects similarly situated to the Project. Contractor and its Subcontractors of every tier may also carry such other insurance as each respective party deems necessary for its own protection, which shall also be primary and non-contributory, afford additional insured status and include a waiver of subrogation, as required and set forth in this Exhibit.

§ 1.3 Project Insurance. Notwithstanding the foregoing, Owner retains the right to structure, or cause to be structured, liability coverage for the Project through a project-specific insurance policy, OCIP or CCIP (collectively, the “Project Insurance”), if applicable. If Owner elects to exercise such right to utilize Project Insurance, and to require Contractor and its Subcontractors of every tier to participate in such Project Insurance, Owner may do so as a project cost (to the extent included in the project budget), for the benefit of Owner, Contractor and its Subcontractors, as the case may be. In addition, Contractor and its Subcontractors of every tier may satisfy the required Commercial General Liability and Umbrella and/or Excess Liability Insurance requirements through participation in the aforementioned Project Insurance, provided that, the insurance coverage under such program is consistent with the requirements set forth herein this Exhibit. Notwithstanding the foregoing, Contractor and its Subcontractors of every tier must maintain at all times separate Commercial General Liability and Umbrella and/or Excess Liability Insurance coverage in order to support that respective party’s indemnities under the Agreement not covered by the Project Insurance, as well as those offsite operations.

§ 1.4 Property Insurance. Owner shall purchase and maintain, or cause to be purchased and maintained, as a project cost, “All Risk” Property and/or so-called Builder’s Risk insurance, or their equivalent, in the amount of one hundred percent (100%) of the full replacement costs of the Work, including, but not limited to, all improvements to the Project performed by the Contractor and/or its Subcontractors, without any co-insurance requirements or penalties.

§ 1.4.1 Contractor and its Subcontractors of every tier shall be responsible for the deductible associated with any claim(s) made under the All Risk Property and Builder’s Risk policy above, provided that such loss is attributable to Contractor’s negligent acts or omissions, or the negligent acts or omissions of its Subcontractors of every tier, or any other entity or party for whom Contractor may be contractually or legally responsible. Owner is responsible for all other and subsequent deductible amounts.

§ 1.4.2 Owner and the Contractor hereby waive, and Contractor shall cause all respective Subcontractors of every tier, agents and employees, to waive all causes of action or claims they may have against the Owner for damages caused by fire or other causes of loss, to the extent covered by property insurance obtained pursuant to this Section 1.4 hereof.

§ 1.4.3 A loss insured under the Owner’s property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause set forth in the Agreement. Contractor shall pay its Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require its Subcontractors to make payments to their Sub-subcontractors in similar manner.

Exhibit H

Schedule of Values

[See Attached]

Exhibit H - Redacted

Schedule of Values page withheld in this SEC version.

Detailed line-item pricing, quantities, and internal allocation data have been redacted.

Exhibit I

Project Schedule

[See Attached]

Exhibit I - Redacted

Project Schedule detail page withheld in this SEC version.

Detailed sequencing, work-package timing, and execution detail have been redacted.

Exhibit I - Redacted

Project Schedule detail page withheld in this SEC version.

Detailed sequencing, work-package timing, and execution detail have been redacted.

Exhibit I - Redacted

Project Schedule detail page withheld in this SEC version.

Detailed sequencing, work-package timing, and execution detail have been redacted.

Exhibit I - Redacted

Project layout / schedule detail withheld in this SEC version.

Technical layout, coordination, and execution detail have been redacted.

Exhibit J

Not Used, Reserved

Exhibit K

OFCI Equipment

[See Attached]

Exhibit K - Redacted

Owner-furnished / contractor-installed equipment detail withheld in this SEC version.

Specific equipment descriptions and project technical detail have been redacted.

Exhibit K - Redacted

Equipment process / material detail withheld in this SEC version.

Specific technical descriptions and specifications have been redacted.

Exhibit K - Redacted

Equipment process / material detail withheld in this SEC version.

Specific technical descriptions and specifications have been redacted.